ODYSSEY OIL & ENERGY, INC.
Consent of Stockholders

Odyssey Oil & Energy, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida, DOES HEREBY CERTIFY:

FIRST: That the Sole Director of the Corporation duly adopted resolutions on August 23, 2010 proposing and declaring advisable that the Corporation ratify and adopt the following:

RESOLVED: That the Board of Directors recommends and deems it advisable to ratify and approve the agreement by and between Odyssey Oil & Energy, Inc and C2E Limited and

RESOLVED: That the Board of Directors recommends and deems it advisable to issue 51,454,500 shares of restricted stock to Interco Holdings or its nominees in terms of the aforesaid agreement and

SECOND: That the Sole Director of the Corporation duly adopted resolutions on August 23, 2010 proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended, as follows:

RESOLVED: That the Board of Directors recommends and deems it advisable that subsequent to the issue of the 51,454,500 shares referred to above, the Company perform a 6 for 1 reverse split. This will result in the Authorized Shares of Common Stock being reduced from 650,000,000 to 108, 333,333 shares of $0.001 each and the Issued Shares of Common Stock being reduced from 300,000,000 to 50,000,000. and

RESOLVED: That the Board of Directors recommends and deems it advisable to increase the Authorized Shares of Common Stock to 650,000,000 shares of $0.0001 each and

RESOLVED: That the Board of Directors recommends and deems it advisable that the Certificate of Incorporation of this Corporation be amended by deleting the first paragraph of the existing paragraph 8.1 in its entirety and substituting therefore the following new paragraph attached hereto as **EXHIBIT A**; and

RESOLVED: That the aforesaid proposed amendments shall be submitted to the shareholders of the Corporation for approval; and

RESOLVED: That following the approval by the stockholders of the aforesaid proposed amendments as required by law, the officers of this Corporation be, and they hereby are, and each of them acting singly hereby is, authorized and directed, (i) to prepare, execute and file with the Secretary of State of Florida a Certificate of Amendment setting forth the aforesaid amendments in the form approved by the stockholders and (ii) to take any and all other actions necessary desirable or convenient to give effect to the aforesaid amendment or otherwise to carry out the purposes of the foregoing Resolutions.

THIRD: That the Sole Director of the Corporation duly adopted resolutions on August 23, 2010 proposing and declaring advisable that the Corporation adopt the following:

RESOLVED: That the Board of Directors recommends and deems it advisable subsequent to the 6 for 1 reverse and the increase in the Authorized Shares, to issue 600,000,000 shares of restricted stock to C2E or its nominees in terms of the aforesaid agreement.

RESOLVED: Subsequent to the 6 for 1 reverse and the increase in the Authorized Shares and the issue of 600,000,000 shares of restricted stock to C2E or its nominees Arthur Johnson will resign as President of Odyssey Oil & Energy, Inc. and Nick Theunissen will resign as Chairman of Odyssey Oil & Energy, Inc.

FOURTH: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments in accordance with the provisions of Section 607.0704 of the Business Corporation Act of the State of Florida.

Curtis Olschansky	9,000,000	Date 8/13/10
Bio Oils Trust	97,150,000	Date 8/23/10
Interco Holdings Ltd	15,000,000	Date 8/23/10
Luan Theunissen	3,010,000	Date 8/23/10
Arthur Johnson	5,000,000	Date 8/23/10

EXHIBIT A

8.1 Authorized Shares: The total number of shares of common stock that the Corporation is authorized to issue is 1 billion (1 000 000 000) and the par value of each share of such common stock is one-hundredth of one cent ($.0001) for an aggregate par value of one hundred thousand dollars ($100 000). The total number of shares of preferred stock that the Corporation is authorized to issue is twenty million (20,000,000) and the par value of each share of such preferred stock is one-hundredth of one cent ($.0001) for an aggregate par value of two thousand dollars ($2,000).